UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2017

The Spectranetics Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-19711	84-0997049
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9965 Federal Drive

Colorado Springs, Colorado 80921

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (719) 633-8333

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Securities Act.  ☐

Introductory Note.

As previously disclosed on June 30, 2017 in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) by The Spectranetics Corporation, a Delaware corporation (the “Company”), the Company was party to an Agreement and Plan of Merger, dated as of June 27, 2017 (the “Merger Agreement”), with Philips Holding USA Inc., a Delaware corporation (“Parent”), and HealthTech Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”). As further disclosed on August 9, 2017 in the Current Report on Form 8-K filed with the SEC by the Company, pursuant to the terms of the Merger Agreement, Purchaser merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

Item 1.01	Entry into a Material Definitive Agreement.

The Merger constitutes a Share Exchange Event (as defined in the First Supplemental Indenture). As a result of the consummation of the Merger, on August 9, 2017, the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”) entered into a second supplemental indenture (the “Second Supplemental Indenture”) to the Indenture, dated as of June 3, 2014 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of June 3, 2014 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee relating to the Company’s 2.625% Convertible Senior Notes due 2034 (the “Notes”), providing that, at and after the effective time of the Merger, the right to convert each $1,000 principal amount Notes into shares of Company common stock, par value $0.001 per share (the “Shares”), as set forth in Section 5.01 of the First Supplemental Indenture, has been changed to a right to convert each $1,000 principal amount Notes into the Reference Property (as defined in the First Supplemental Indenture), which consists solely of cash.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The consummation of the Merger also constitutes a Fundamental Change and a Make-Whole Adjustment Event, and the delisting of the Shares from the NASDAQ Stock Market (“NASDAQ”) also constitutes a Fundamental Change, under the First Supplemental Indenture.

Pursuant to the First Supplemental Indenture, each Holder (as defined in the First Supplemental Indenture) has the option, subject to certain conditions, to require the Company to repurchase for cash all or any portion of such Holder’s Notes that is equal to $1,000, or an integral multiple of $1,000, on September 8, 2017 (the “Fundamental Change Repurchase Date”). The Company will repurchase such Notes validly tendered and not withdrawn at a price (the “Fundamental Change Repurchase Price”) equal to 100% of the principal amount thereof, plus any accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date. The Fundamental Change Repurchase Price, including accrued interest, is $1,007.07 per $1,000 principal amount of Notes validly surrendered for repurchase and not validly withdrawn.

In addition, pursuant to the respective terms and conditions of the First Supplemental Indenture, the Notes are currently convertible at the option of the Holders thereof. Pursuant to the terms and conditions of the First Supplemental Indenture, if any Holder elects to convert its Notes at any time from August 9, 2017 to, and including, September 6, 2017 (such period, the “Make-Whole Adjustment Period”), the applicable Conversion Rate (as defined in the First Supplemental Indenture) will be increased by an additional 3.5348 Shares (the “Additional Shares”) for each $1,000 principal amount of the Notes properly converted during the Make-Whole Adjustment Period, resulting in an adjusted Conversion Rate of 35.4368 Shares for each $1,000 principal amount of Notes properly converted during the Make-Whole Adjustment Period.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Second Supplemental Indenture, dated as of August 9, 2017, between The Spectranetics Corporation and Wells Fargo Bank, National Association, a national banking association, as Trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SPECTRANETICS CORPORATION

Date: August 11, 2017	By:	/s/ James Mark Mattern II
Name: James Mark Mattern II
Title: President

EXHIBIT INDEX

Exhibit No.	Description

4.1	Second Supplemental Indenture, dated as of August 9, 2017, between The Spectranetics Corporation and Wells Fargo Bank, National Association, a national banking association, as Trustee.